EXHIBIT 23.2


            Consent of Independent Registered Public Accounting Firm

The Board of Directors
American Retirement Corporation

We consent to incorporation by reference in the Registration Statement on Form S-8 of American Retirement Corporation filed June 23, 2005 to register 500,000 shares of American Retirement Corporation common stock, issuable, pursuant to the American Retirement Corporation Associate Stock Purchase Plan, of our reports dated March 2, 2005, except as to the restatement discussed in note 2 to the consolidated financial statements, which is as of June 7, 2005, with respect to the consolidated financial statements and all related schedules, and our report dated March 2, 2005, except as to the third through final paragraphs of Management's Report on Internal Control over Financial Reporting (as restated), which are as of June 7, 2005, on management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the Annual Report on Form 10-K/A dated June 10, 2005.

Our report on Internal Control over Financial Reporting expresses our opinion that American Retirement Corporation did not maintain effective internal control over financial reporting as of December 31, 2004 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains explanatory paragraphs that state that management has identified and included in its revised assessment the following material weaknesses as of December 31, 2004:

o The Company did not maintain adequate policies, procedures and personnel related to its interim and annual financial reporting processes. Specifically, the Company's policies and procedures related to its financial reporting processes did not provide for effective management research and review by adequately qualified personnel of interim and annual financial statement classifications prior to issuance of the related financial statements. In addition, the Company lacked adequate personnel resources possessing sufficient expertise to effectively perform a review of interim and annual financial information prior to issuance.

o The Company did not maintain adequate policies and procedures to ensure accounting and reporting of certain leasing transactions in accordance with US generally accepted accounting principles. Specifically, the Company's policies and procedures did not provide for the proper application of US generally accepted accounting principles for certain lease agreements that provide for variable lease payments over the terms of such lease agreements.

As discussed in Note 1 to the consolidated financial statements, effective January 1, 2004, the Company changed its method of accounting for variable interest entities in accordance with FASB Interpretation No. 46(R), "Consolidation of Variable Interest Entities."

/s/ KPMG LLP

Nashville, Tennessee
June 23, 2005